Exhibit 99.4

BAKBONE SOFTWARE INCORPORATED

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On May 11, 2009, BakBone Software Incorporated, a Canadian corporation (the “Company” or “BakBone”), Chickasaw Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Chickasaw Acquisition Corporation II, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub II”), ColdSpark, Inc., a Delaware corporation (“ColdSpark”) and Tom Neustaetter as stockholder representative entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Subject to the terms and conditions of the Merger Agreement, upon the filing of a certificate of merger with the Delaware Secretary of State, Merger Sub was to merge with and into ColdSpark (the "Merger"), with ColdSpark surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

On May 13, 2009, the Company, Merger Sub, Merger Sub II and ColdSpark consummated the Merger in accordance with the terms of the Merger Agreement.

The total purchase price is $15.938 million, consisting of $8.125 million in cash and 18,169,780 common shares with a deemed value of $7.813 million, with payments extending over three years.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2009 and the unaudited pro forma combined statement of operations for the year ended March 31, 2009 are derived from the historical audited financial statements of the Company as of and for the year ended March 31, 2009 and the historical internally derived financial statements for ColdSpark as of and for the twelve months ended March 31, 2009. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these unaudited pro forma consolidated financial statements.

The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the Merger as if it had occurred on March 31, 2009. The unaudited pro forma combined statement of operations for the year ended March 31, 2009 gives effect to the Merger as if it had occurred on April 1, 2008.

The Merger was accounted for under the acquisition method of accounting in accordance with Statements of Financial Accounting Standards No. 141(R), a revision of SFAS No. 141, Business Combinations (“SFAS 141R”). Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 and 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based on the estimated fair values as of the effective date of the Merger. The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as the Company finalizes the valuations of the net tangible assets and intangible assets. Any change could result in material variances between the Company’s consolidated future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The pro forma statement of operations does not reflect any future operating efficiencies and cost savings resulting from the transaction. Unaudited pro forma combined financial information is presented for information purposes only and is not necessarily indicative of the results that actually would have been realized had the acquisition been completed on the date indicated or which may be expected to occur in the future.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009 and the financial statements and related notes thereto of ColdSpark for the year ended December 31, 2008 and the financial statements as of and for the three months ended March 31, 2009 included in this Current Report on Form 8-K/A.

BakBone Software Incorporated

Pro Forma Condensed Combined Balance Sheet as of March 31, 2009

(In Thousands)

Unaudited

	BakBone Software March 31, 2009	ColdSpark March 31, 2009	Pro Forma Adjustments		BakBone Software Combined

ASSETS

Current assets:
Cash and cash equivalents	$8,398	$599	$(1,432	)(a)	$7,565
Restricted cash	264	51	—		315
Accounts receivable, net	9,646	57	—		9,703
Prepaid expenses	873	5	—		878
Other assets	286	—	195	(g)	481

Total current assets	19,467	712	(1,237)		18,942
Property and equipment, net	2,713	188	(101	)(b)	2,800
Intangible assets	824	—	6,210	(c)	7,034
Trademarks	—	—	400	(c)	400
Goodwill	7,615	—	6,099	(d)	13,714
Other assets	939	12	—		951

Total assets	$31,558	$912	$11,371		$43,841

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	2,291	47	—		2,338
Accrued liabilities	7,312	598	(334	)(e)	7,576
Notes payable	—	3,000	(3,000	)(f)	—
Other current liabilities	—	319	—		319
Current portion of deferred revenue	44,081	1,547	(1,378	)(g)	44,250

Total current liabilities	53,684	5,511	(4,712)		54,483
Deferred revenue, excluding current portion	47,684	—	—		47,684
Deferred acquisition obligations	—	—	6,502	(h)	6,502
Other long-term liabilities	1,337	69	—		1,406

Total liabilities	102,705	5,580	1,790		110,075
Total shareholders’ deficit	(71,147)	(4,668)	9,581	(i)	(66,234)

Total liabilities and shareholder’s deficit	$31,558	$912	$11,371		$43,841

BakBone Software Incorporated

Pro Forma Combined Statement of Operations

(In Thousands Except Per Share Data)

Unaudited

	BakBone Software Twelve Months Ended March 31, 2009	ColdSpark Twelve Months Ended March 31, 2009	Pro Forma Adjustments		BakBone Software Combined
Revenues, net	$56,020	$1,355	$—		$57,375
Cost of revenues	7,121	—	1,291	(c)(j)	8,412

Gross profit	48,899	1,355	(1,291)		48,963

Operating expenses:
Sales and marketing	27,010	1,088	—		28,098
Research and development	11,220	—	2,040	(j)	13,260
General and administrative	16,751	4,599	(2,020	)(j)(k)	19,330

Total operating expenses	54,981	5,687	20		60,688
Operating loss	(6,082)	(4,332)	(1,311)		(11,725)

Interest income	68	8	—		76
Interest expense	128	(232)	(829	)(l)	(933)
Foreign exchange gain, net	790	—	—		790
Other expense, net	(1)	—	—		(1)

Loss before income taxes	(5,097)	(4,556)	(2,140)		(11,793)
Provision for income taxes	354	—	—		354

Net loss	$(5,451)	$(4,556)	$(2,140)		$(12,147)

Net loss per share, basic and diluted	$(0.08)				$(0.15)

Weighted average shares outstanding, basic and diluted	64,615				82,785

BAKBONE SOFTWARE INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets as of March 31, 2009 and the unaudited pro forma combined statements of operations for the year ended March 31, 2009, are based on the historical audited financial statements of BakBone Software Incorporated (“the Company”) as of and for the year ended March 31, 2009 and the historical internally derived financial statements of ColdSpark, Inc. (“ColdSpark”) as of and for the twelve months ended March 31, 2009 after giving effect to the Company’s acquisition of ColdSpark on May 13, 2009 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board Statement No. 141(R), a revision of SFAS No. 141, Business Combinations (“SFAS 141R”). In accordance with SFAS No. 141R, the Company is required to recognize the assets acquired, liabilities assumed, measured at their fair values as of the acquisition date. Significant assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the purchase price measurement period as the Company finalizes the valuations of the net tangible assets, intangible assets and contingent consideration. These changes could result in material variances between its future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of March 31, 2009 is presented as if the ColdSpark acquisition had occurred on March 31, 2009. The unaudited pro forma combined statement of operations for the year ended March 31, 2009 is presented as if the ColdSpark acquisition had occurred on April 1, 2008.

Reclassifications

Certain amounts in the statements of operations of ColdSpark have been reclassified to conform to the Company’s financial statement presentation.

2.	PURCHASE PRICE ALLOCATION

The Company acquired ColdSpark, Inc. on May 13, 2009, by means of a merger of a wholly-owned subsidiary, such that ColdSpark became a wholly-owned subsidiary of the Company. The Company acquired ColdSpark, among others reasons, to expand and enhance its product portfolio and to further advance its Universal Data Management strategy.

The estimated acquisition date fair value of consideration transferred, assets acquired and liabilities assumed for ColdSpark are presented below and represent the Company’s best estimates.

Preliminary Fair Value of Consideration Transferred

Pursuant to the merger agreement the Company made cash payments totaling $750,000 and issued 9,117,877 common shares for 100% of the equity shares outstanding of ColdSpark. In addition, the Company will make cash payments totaling up to $7,375,000 and issue up to 9,051,903 common shares over a three year period from June 2010 to June 2012.

The total acquisition date fair value of the consideration to be transferred is estimated at $12.85 million, which includes the initial cash payment of $750,000 and issuance of 9,117,877 shares of the Company’s common stock, and the deferred cash payments of $7,375,000 and issuance of 9,051,903 shares of the Company’s common stock. The total acquisition date fair value of consideration transferred is estimated as follows:

(in thousands)
Cash payments to ColdSpark shareholders	$7,253
Common share issuances to ColdSpark shareholders	5,595

Total acquisition date fair value	$12,848

The Company estimated the fair value of the cash consideration by discounting the future cash payments based upon the Company’s after tax cost of debt. In accordance with SFAS 141R, a liability will be recognized for an estimate of the acquisition date fair value of the future cash payments. The increase in the fair value of the deferred cash consideration over the three year issuance period will be accreted to interest expense using the effective interest method.

The Company estimated the fair value of the common stock consideration by multiplying the number of common shares to be issued by the closing stock price on the acquisition date and then adjusted the resulting value for: (i) the lack of marketability of the Company’s common shares as they are currently listed on the Over the Counter Bulletin Board (“OTCBB”); and (ii) the impact of the Company issuing the shares over a three year period of time rather than at the acquisition date. The increase in the fair value of the deferred stock consideration over the three year period will be accreted to interest expense using the effective interest method.

Preliminary Allocation of Consideration Transferred

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values as of May 13, 2009, the acquisition date. The excess of the acquisition date fair value of consideration transferred over estimated fair value of the net tangible assets and intangible assets was recorded as goodwill.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date.

(in thousands)
Cash and cash equivalents	$58
Restricted cash	51
Accounts receivable	271
Prepaid expenses and other assets	270
Property and equipment	82
Intangible assets	6,210
Trademarks	400

Total identifiable assets acquired	7,342
Accounts payable and accrued liabilities	651
Other liabilities	69
Deferred revenue	168

Total liabilities assumed	888
Goodwill	6,394

Net assets acquired	$12,848

Intangible Assets

In determining the fair value of the intangible assets the Company considered, among other factors, the best use of acquired assets, analyses of historical financial performance and estimates of future performance of ColdSpark’s products. The fair values of the identified intangible assets related to the existing technology, patents and trademarks were calculated using a market approach which relies on empirical market data from comparable intangible assets in determining the fair value of the intangible assets acquired. The fair value of the maintenance agreements was calculated using an income approach which relies on estimates and assumptions provided by the Company. The rates utilized to discount net cash flows to their present values were based on a weighted average cost of capital of 18.5%. This discount rate was determined after consideration of the rate of return on debt capital and equity that typical investors would require in an investment in companies similar in size and operating in similar markets as ColdSpark. The following table sets forth the components of identified intangible assets associated with the ColdSpark acquisition and their estimated useful lives:

(in thousands)	Useful Life	Fair Value
Existing technology	10 years	$4,960
Patents	10 years	1,240
Maintenance agreements	6 months	10
Trademarks	indefinite	400

		$6,610

In accordance with FSP No. 142-3, Determination of the Useful Life of Intangible Assets, the Company determined the useful life of intangible assets based on the expected future cash flows associated with the respective asset. Existing technology is comprised of products that have reached technological feasibility and are part of ColdSpark’s product line. Patents are related to the design and development of ColdSpark’s products and this proprietary know-how can be leveraged to develop new technology and products and improve their existing products. Maintenance agreements represent the underlying relationships and agreements with ColdSpark’s installed customer base. Trademarks represent the fair value of the brand and name recognition associated with the marketing of ColdSpark’s products and services. Amortization expense for the intangible assets is included in cost of revenues.

Goodwill

Of the total estimated purchase price, approximately $6.4 million was allocated to goodwill. Goodwill represents the excess of the purchase price of the acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, goodwill resulting from business is tested for impairment at least annually and more frequently if certain indicators are present. In the event the Company determines that the value of goodwill has become impaired, it will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. None of the goodwill is expected to be deductible for income tax purposes.

Deferred Revenue

In connection with the purchase price allocation, the Company estimated the fair value of the service obligations assumed from ColdSpark as a consequence of the acquisition. The estimated fair value of the service obligations was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs related to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates, in theory, the amount that the Company would be required to pay a third party to assume the service obligations. The estimated costs to fulfill the service obligations were based on the historical direct costs related to ColdSpark’s service agreements with its customers. Profit associated with selling efforts was excluded because ColdSpark had concluded the selling efforts on the service contracts prior to the acquisition date. The estimated research and development costs associated with support contracts have not been included in the fair value determination, as these costs were not deemed to represent a legal obligation at the time of acquisition. The Company recorded $168,000 in deferred revenue to reflect the estimate of the fair value of ColdSpark’s service obligations assumed.

Pre-Acquisition Contingencies

The Company has evaluated and continues to evaluate pre-acquisition contingencies related to ColdSpark that existed as of the acquisition date. If these pre-acquisition contingencies that existed as of the acquisition date become probable in nature and estimable during the remainder of the measurement period, amounts recorded for such matters will be adjusted in the financial statements during the measurement period and subsequent to the measurement period. The Merger Agreement provides for the Company to reduce the future cash payments and stock consideration by up to $1,625,000 for pre-acquisition contingencies that existed as of the acquisition date. If the Company determines there were pre-acquisition contingencies in excess of the $1,625,000, the amounts would be included in the Company’s results of operations.

3.	PRO FORMA AND RECLASSIFICATION ADJUSTMENTS

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to ColdSpark’s net tangible assets and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets. Additionally, the Company reclassified certain of ColdSpark’s balances to conform to the Company’s financial statement presentation.

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

(a)	To reflect the cash paid to ColdSpark’s shareholders in connection with the Merger ($750,000) and estimated related transaction costs ($682,000).

(b)	To reflect the difference in the fair value of the historical carrying amounts of ColdSpark’s property and equipment.

(c)	To reflect the fair value of the existing technology estimated to be $5.0 million, the patents estimated to be $1.2 million, the maintenance contracts estimated to be $10,000 and the trademarks estimated to be $0.4 million. The Company has estimated the amortization expense for the year ended March 31, 2009 related to the intangibles acquired in the Merger to be $0.6 million, which is included in cost of revenues.

(d)	To reflect the fair value of the acquired goodwill based on the net assets acquired as if the Merger occurred on March 31, 2009. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective date of the Merger is the result of changes in the net liabilities of ColdSpark between March 31, 2009 and May 13, 2009.

(e)	To reflect the removal of (i) accrued compensation costs of $0.1 million, for the former ColdSpark CEO who is a member of BakBone’s board of directors, as he waived his right to receive any consideration or other payments in connection with the Merger; and (ii) the accrued interest for ColdSpark’s notes payable balance as the balance converted into Preferred Shares of ColdSpark in connection with the Merger and no amounts remained payable after such conversion.

(f)	To reflect the removal of ColdSpark’s notes payable balance as the balance converted into Preferred Shares of ColdSpark in connection with the Merger and no amounts remained payable after such conversion.

(g)	To reflect the fair value of ColdSpark’s assumed legal performance obligations under its software maintenance and professional services contracts and to eliminate ColdSpark’s deferred revenue that does not represent a legal performance obligation. No adjustments were made to the unaudited pro forma consolidated statement of operations related to this pro forma balance sheet adjustment.

(h)	To reflect the fair value of the future cash payments owed to ColdSpark shareholders in connection with the Merger.

(i)	To reflect the fair value of the issuance and future issuances of the Company’s common stock as part of the Merger ($5.6 million) and the elimination of ColdSpark’s shareholders’ deficit ($4.7 million), offset by the estimated direct acquisition costs incurred by the Company ($0.7 million).

(j)	To reflect reclassification adjustments to conform ColdSpark’s balances to the Company’s financial statement presentation for costs of revenues of $0.7 million and research and development costs of $2.0 million, which were presented as general and administrative expenses by ColdSpark.

(k)	To reflect the estimated direct acquisition costs incurred by the Company of $0.7 million.

(l)	To reflect the reduction in interest expense of $0.2 million as ColdSpark’s notes payable balance converted to Preferred Shares in connection with the Merger and no amounts remained payable after such conversion, offset by the estimated annual interest expense of $1.1 million, to be incurred related to the accretion of the fair value of the purchase price over the payment period.

The fair value adjustments made herein and the allocation of purchase price is preliminary. The final allocation will be based on estimates and appraisals that will be finalized within one year of the closing of the Merger and based on the Company’s final evaluation of ColdSpark’s assets and liabilities, including both tangible and intangible assets. The final allocation of purchase price and the resulting effect on net income may differ from the pro forma amounts included herein. If the Company’s final purchase price allocation differs from the allocation used in preparing these pro forma combined financial statements, the Company’s pro forma tangible and intangible assets and pro forma net income could be higher or lower. Goodwill represents the excess purchase price after all other intangibles have been identified, and, at this time, the Company has not completed its valuation analysis of intangible assets and will update these values in future filings.

4.	PRO FORMA NET LOSS PER COMMON SHARE

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of the Company’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued and to be issued as consideration in the Merger.